Exhibit 99.1

2005-14

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON TO RESTRUCTURE CAMERON DIVISION

•	Presidents named to head global business units

•	Moore named senior vice president of Cooper Cameron

HOUSTON (July 22, 2005) — Cooper Cameron Corporation is restructuring its Cameron division, effective October 1, 2005.

Jack B. Moore, president of the Cameron division, will also be named as a senior vice president of Cooper Cameron Corporation. The following officers will report directly to Moore and will head their respective business units:

Harold E. Conway, Jr., president, Drilling Systems;

Gary M. Halverson, president, Surface Systems;

Hal J. Goldie, president, Subsea Systems; and

Britt O. Schmidt, vice president and general manager, Chokes and Actuators.

Also, the following will continue to report to Moore:

Steven P. Beatty, vice president, Finance;

Edward E. Will, vice president, Marketing;

S. Joe Vinson, vice president, Human Resources.

Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that the new organization will allow the Company to better address specific market opportunities. “Each of these business units will have global responsibility for all customers using its products and services,” Erikson said. “We believe this will sharpen our focus on specific customer requirements, support a more rapid pace of development of new products and services in response to customers’ needs and provide additional growth opportunities on a global basis.”

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com